EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Debra Nalchajian-Cohen

Cohen Communications

(559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP

REPORTS HIGHEST QUARTERLY EARNINGS IN 25-YEAR HISTORY

CLOVIS, CALIFORNIA…January 14, 2005… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $1,041,000, or $0.36 per diluted share, for the quarter ended December 31, 2004, representing an increase of 36.44%, compared to $763,000, or $0.27 per diluted share, for the same period in 2003.

2004 fourth quarter net income was the highest quarterly income reported in the Company’s 25-year history.  The improvement in net income is primarily a result of increases in interest rates in the second half of 2004 and increases in the volume of earning assets.  Average earning assets for the fourth quarter 2004 were $331,492,000 compared to $292,890,000 for the same period in 2003.

Net interest income increased for the fourth quarter 2004 by 30%, compared to the fourth quarter 2003.  This increase reflects the effect of the 125 basis point increase in the prime interest rate between the two periods and the positive impact on net interest income from the Bank’s asset sensitive position.  Non-interest income decreased by 23%, for the fourth quarter 2004, primarily due to a decrease in realized gains on the sale of investment securities. Non-interest expense increased 17%, when comparing fourth quarter 2004 to fourth quarter 2003.

Non-interest expense included $95,000 related to the completion of the acquisition of Bank of Madera County and a $150,000 write-down of an investment in a title insurance and escrow company.  The acquisition of Bank of Madera County was completed after the close of business on December 31, 2004, therefore the effect of the acquisition is not included in the fourth quarter amounts reported.

The Company’s net interest margin on a fully tax equivalent basis was 5.18% for the fourth quarter 2004, a full 66 basis point increase, compared to 4.52% in 2003.  Average assets grew 12% to $364,342,000 during the fourth quarter of 2004, compared to $326,282,000 in 2003.  This asset growth was supported by a 12% increase in deposits which averaged $324,441,000 for the fourth quarter of 2004, compared to $289,197,000 in 2003.  In addition, average loans increased 12% to $204,886,000 in the fourth quarter of 2004, compared to $183,491,000 for the same period in 2003.

For the twelve month period ended December 31, 2004, the Company reported net income of $3,695,000, or $1.27 diluted earnings per share, compared to $3,372,000, or $1.19 diluted earnings per share, in the same period of 2003.   An increase in net interest income was the main contributor to the improvement in net income.  Net interest income for the twelve months ended December 31, 2004 was $14,821,000, compared to $12,680,000 for the same period of 2003, a $2,141,000 or 17% increase.  The increase in net interest income is primarily the result of a 13% increase in the volume of earning assets and a 16 basis point increase in net interest margin.  Non- interest income for 2004 decreased 13% in the periods under review due mainly to reductions in loan placement fees and rental income on equipment leased to others.  Non-interest expense for 2004 increased 6% in the periods under review due mainly to a 5% increase in salaries and benefits partially offset by reductions in depreciation on equipment leased to others.  Income tax expense increased $445,000 mainly due to increased taxable income.

The Company’s net interest margin on a fully tax equivalent basis was 4.91% for the twelve-month period ended December 31, 2004, compared to 4.75% for the twelve-month period ended

December 31, 2003.  During the twelve month period ended December 31, 2004, total average assets were $346,217,000 compared to $306,384,000 during the same period in 2003, an increase of 13.0%.

Total average loans were $195,181,000 for the twelve-month period ended December 31, 2004 compared to $174,708,000 for the same period in 2003, an increase of 12%.  The Company had net recoveries of $272,000 on previously charged off loans and no non-performing loans for the twelve months ended December 31, 2004.  Total average deposits increased 14% to $307,453,000 during the twelve months ended December 31, 2004 compared to $270,159,000 during the same period in 2003.

“2004 was another successful year for the Bank, and fourth quarter was an especially significant quarter with the highest earnings period in our history and the completion of the acquisition of Bank of Madera County, which added two new branches in Madera and Oakhurst,” said Daniel J. Doyle, president and CEO of Central Valley Community Bancorp and Central Valley Community Bank. “As we celebrate our 25th year of service in January, we are proud that our ownership has remained unchanged since opening in 1980, and look forward to continuing the tradition of financial strength, security and stability through continued growth in earnings and assets in 2005,” concluded Doyle.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp.  Central Valley Community Bank currently operates seven full-service offices in Clovis, Fresno, Prather, Kerman and Sacramento and recently added the new Bank of Madera County offices in Oakhurst and Madera, for a total of nine branches.  A tenth office is currently under construction and is scheduled to open in Downtown Fresno in June 2005.  Additionally, the Bank operates Real Estate Lending, SBA Lending and Agribusiness Lending Departments.  Investment services are also provided by Investment Centers of America.  Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com.

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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2003.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

CENTRAL VALLEY COMMUNITY BANCORP

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)	31-Dec-04	31-Dec-03
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	46,419	35,831
Available-for-sale investment securities	98,983	95,844
Loans, less allowance for credit losses of $2,697 at Dec. 31, 2004 and $2,425 at Dec. 31, 2003	206,582	183,849
Bank premises and equipment, net	2,724	2,985
Accrued interest receivable and other assets	13,439	9,421

Total assets	$368,147	$327,930

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	105,235	96,945
Interest bearing	220,951	193,620
Total deposits	326,186	290,565

Borrowings	8,500	7,000
Accrued interest payable and other liabilities	3,855	3,645

Total liabilities	338,541	301,210

Shareholders equity:
Common Stock, 2,628,867 and 2,598,927 shares issued and outstanding at December 31, 2004 and December 31, 2003	6,343	6,096
Retained earnings	22,933	19,501
Accumulated other comprehensive income, net of tax	330	1,123
Total shareholders’ equity	29,606	26,720

Total liabilities and shareholders’ equity	$368,147	$327,930

CENTRAL VALLEY COMMUNITY BANCORP

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

For the twelve months ended (Dollars in thousands except per share amounts)	31-Dec-04	31-Dec-03
	(Unaudited)	(Audited)

Net Interest Income	$14,821	$12,680

Total Non-Interest Income	3,937	4,546

Total Non-Interest Expense	13,119	12,355

Income Tax Expense	1,944	1,499

NET INCOME	$3,695	$3,372

Basic Earnings per Share	$1.41	$1.30
Diluted earnings per share	$1.27	$1.19

CENTRAL VALLEY COMMUNITY BANCORP

SELECTED RATIOS

(Unaudited)

For the twelve months ended (Dollars in thousands)	31-Dec 2004	31-Dec 2003

Allowance for credit losses to loans and leases	1.29%	1.30%
Nonperforming loans and leases to total loans and leases	0.00%	0.34%
Total nonperforming assets	$—	$634

Net interest margin (calculated on a fully tax equivalent basis)	4.91%	4.75%

Return on average assets	1.07%	1.10%
Return on average equity	13.10%	13.23%

CENTRAL VALLEY COMMUNITY BANCORP

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

For the three months ended (Dollars in thousands except per share amounts)	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003
Net Interest Income	$4,170	$3,821	$3,465	$3,365	$3,203	$3,088

Total Non-Interest Income	852	842	900	1,343	1,108	1,352

Total Non-Interest Expense	3,612	3,151	3,102	3,254	3,080	3,014

Income Tax Expense	369	544	438	593	468	420

NET INCOME	$1,041	$968	$825	$861	763	$1,006

Basic earnings per share	$0.40	$0.37	$0.31	$0.33	$0.29	$0.39
Diluted earnings per share	$0.36	$0.33	$0.29	$0.29	$0.27	$0.35

CENTRAL VALLEY COMMUNITY BANCORP

SELECTED RATIOS

(Unaudited)

For the three months ended (Dollars in thousands)	Dec. 31 2004	Sept. 30, 2004	June 30, 2004	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003

Allowance for credit losses to loans and leases	1.29%	1.23%	1.28%	1.36%	1.30%	1.29%
Nonperforming loans and leases to total loans and leases	0.00%	0.00%	0.00%	0.00%	0.34%	0.44%
Total non-performing assets	$—	$—	$—	$—	$634	$815

Net interest margin (calculated on a fully tax equivalent basis)	5.18%	5.00%	4.71%	4.74%	4.52%	4.50%

Return on average assets	1.14%	1.10%	0.97%	1.04%	0.94%	1.28%
Return on average equity	14.09%	13.55%	12.25%	12.40%	11.56%	15.83%